EXHIBIT 99.1

Press Release	Source: Kitty Hawk, Inc.

Kitty Hawk, Inc. Appoints James Kupferschmid, CPA, CTP Vice President and Chief Financial Officer

Tuesday July 12, 3:06 pm ET

DALLAS—(BUSINESS WIRE)—July 12, 2005—Kitty Hawk, Inc. (AMEX:KHK — News), the premier provider of mission-critical, scheduled overnight air freight transportation in North America, has appointed James Kupferschmid as vice president and chief financial officer.

Kupferschmid comes to Kitty Hawk with a 20-plus year financial career including cargo, airline and M&A assignments with Northwest Airlines and Continental Airlines. Kupferschmid has most recently been a partner with Tatum Partners, LLC providing CFO, Treasury, SEC reporting and Sarbanes-Oxley compliance work for a variety of clients. During the period 1994 through 2001, he served in a variety of positions including vice president finance, treasurer and chief financial officer for Continental Airlines’ subsidiary Continental Micronesia, Inc., director of business development for Northwest Airlines and as a consultant to Warburg Pincus, LLC in conjunction with an airline LBO. Prior to his recent assignments, Kupferschmid held vice president, CFO positions and/or venture capital acquisition responsibilities with several start-up companies including a low-cost airline and several early-stage technology companies.

“James’ broad experience in all aspects of finance and business planning, a pro-active commitment toward investor relations as well as entrepreneurial experience and enthusiasm will be an invaluable asset for the success of the Kitty Hawk family of companies,” said Robert W. Zoller, president and chief executive officer.

Kupferschmid is a certified public accountant, a certified treasury professional (CTP), holds a MA degree in economics from the University of Texas and a BS in Accounting from Indiana University. He is a member of the American Institute of Certified Public Accountants and the Association of Financial Professionals.

As a recognized leader in air cargo customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air freight transportation to major business centers throughout North America including, Alaska, Hawaii, Canada, Puerto Rico and Mexico. With more than 30 years experience in the aviation and airfreight industries, Kitty Hawk plays a key-connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 500 freight forwarders, integrated carriers, logistics companies and major airlines with its fleet of B737-300SF and B727 freighter aircraft, its ground truck network, as well as its 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. Kitty Hawk is the North American launch customer for the fuel-efficient and environmentally friendly B737-300SF aircraft. Kitty Hawk’s extensive air-ground cargo network and award winning, guaranteed overnight express service is ideal for heavyweight shipments, special goods with unique dimensions, perishables, animals and other valuable shipments.

Contact:

          Kitty Hawk, Inc.
          Kim Wiemuth, 888-431-3137
          kwiemuth@kha.com

Source: Kitty Hawk, Inc.